Exhibit 99.1

Genworth Financial Announces Second Quarter 2012 Results

U.S. Mortgage Insurance Results Continue To Improve; North Carolina Statutory Capital

Waiver Extended Through July 31, 2014

Australia Claim Development In Line With First Quarter 2012 Reserve Strengthening

Taking Steps To Improve Long Term Care Profitability Through Premium Rate Increases & Product Changes

Richmond, VA (July 31, 2012) — Genworth Financial, Inc. (NYSE: GNW) today reported results for the second quarter of 2012. The company reported net income1 of $76 million, or $0.16 per diluted share, compared with a net loss of $136 million, or $0.28 per diluted share, in the second quarter of 2011. Net operating income2 for the second quarter of 2012 was $80 million, or $0.16 per diluted share, compared with a net operating loss of $113 million, or $0.23 per diluted share, in the second quarter of 2011.

“Total net operating income increased both year over year and sequentially, with substantial improvement in Global Mortgage Insurance results partly offset by declines in Insurance and Wealth Management,” said Martin P. Klein, acting chief executive officer and chief financial officer. “In long term care, we are implementing significant rate actions and product changes as part of a company-wide focus on improving business performance, which is key in achieving our longer term goals and objectives as a company.”

[1]

Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, net operating income (loss), net operating income (loss) per share, book value, book value per share and stockholders’ equity should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per share, net operating income (loss) available to Genworth’s common stockholders, net operating income (loss) available to Genworth’s common stockholders per share, book value available to Genworth’s common stockholders, book value available to Genworth’s common stockholders per share and stockholders’ equity available to Genworth’s common stockholders, respectively.

[2]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Consolidated Net Income (Loss) & Net Operating Income (Loss)

	Three months ended June 30
	(Unaudited)
	2012		2011
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share
Net income (loss)	$76	$0.16	$(136)	$(0.28)
Net operating income (loss)	$80	$0.16	$(113)	$(0.23)
Weighted average diluted shares	493.9		490.6
Book value per share	$32.17		$26.42
Book value per share, excluding accumulated other comprehensive income (loss)	$22.71		$22.17

Net investment losses, net of tax and other adjustments, were $19 million in the quarter compared to $23 million in the prior year. Net income in the quarter also included a $15 million after-tax gain related to the sale of our tax and accounting financial advisor unit, Genworth Financial Investment Services (GFIS).

Net operating income (loss) results are summarized in the table below:

Net Operating Income (Loss)

(Amounts in millions)	Q2 12	Q1 12	Q2 11
Insurance and Wealth Management Division:
U.S. Life Insurance[3]	$64	$64	$100
International Protection	3	5	25
Wealth Management	12	12	13

Total Insurance and Wealth Management Division	79	81	138

Global Mortgage Insurance Division:
International Mortgage Insurance	76	7	78
U.S. Mortgage Insurance (U.S. MI)	(25)	(43)	(255)

Total Global Mortgage Insurance Division	51	(36)	(177)

Corporate and Runoff Division:
Runoff	(6)	35	18
Corporate and Other	(44)	(49)	(92)

Total Corporate and Runoff Division	(50)	(14)	(74)

Net operating income (loss) excludes net investment gains (losses) and other adjustments, net of taxes. A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net income (loss) is included at the end of this press release.

[3]	First quarter of 2012 included the loss on the life block sale transaction of $41 million.

Unless specifically noted in the discussion of results for the International Protection and International Mortgage Insurance segments, references to percentage changes exclude the impact of foreign exchange. Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release. The impact of foreign exchange on net operating income in the second quarter of 2012 was a $1 million unfavorable impact versus the prior year and a $1 million favorable impact versus the prior quarter.

Insurance and Wealth Management Division

Insurance and Wealth Management Division net operating income was $79 million, compared with $81 million in the prior quarter and $138 million a year ago. The decline from the prior year was driven by the U.S. Life Insurance, International Protection and Wealth Management segments.

Insurance and Wealth Management Division

Net Operating Income

(Amounts in millions)	Q2 12	Q1 12	Q2 11
U.S. Life Insurance
Life Insurance[3]	$30	$6	$57
Long Term Care	14	35	18
Fixed Annuities	20	23	25

Total U.S. Life Insurance	64	64	100
International Protection	3	5	25
Wealth Management	12	12	13

Total Insurance and Wealth Management	$79	$81	$138

Sales4

(Amounts in millions)	Q2 12	Q1 12	Q2 11
U.S. Life Insurance
Life Insurance
Term Universal Life	$32	$31	$35
Universal Life	19	16	13
Linked Benefits	3	3	3
Long Term Care
Individual	53	45	50
Group	7	3	2
Fixed Annuities	336	336	324
International Protection	417	379	469
Wealth Management
Gross Flows	1,228	1,516	1,807
Net Flows	(245)	(359)	664

[4]

In the first quarter of 2012, the company changed its presentation for life insurance sales to a premium equivalent basis. The prior period amounts have been re-presented to reflect sales for term universal and universal life insurance products as annualized first-year deposits plus five percent of excess deposits and 10 percent of premium deposits for linked-benefits products.

Assets Under Management5

(Amounts in millions)	Q2 12	Q1 12	Q2 11
Fixed Annuities	$18,437	$18,360	$18,079
Wealth Management	22,320	25,684	25,930

U.S. Life Insurance Segment

Highlights

•	U.S. Life Insurance segment net operating income remained unchanged sequentially at $64 million and was down from $100 million in the prior year.

•

As part of the company’s strategy to actively manage new business for improved profitability and statutory earnings, a combination of targeted product changes and price increases in life and long term care insurance were recently announced.

•

In the third quarter of 2012, the company plans to request another round of long term care in force premium rate increases with the goal of achieving an average premium increase in excess of 50 percent on the older generation policies and an average premium increase in excess of 25 percent on an earlier series of new generation policies over the next five years. Subject to regulatory approval, this premium rate increase would generate approximately $200 to $300 million of additional annual premiums when fully implemented.

•

The consolidated risk-based capital (RBC) ratio is estimated to be approximately 405 percent[6], down from 425 percent at the end of the first quarter of 2012 from equity market and interest rate declines and an extraordinary cash dividend of $100 million which was paid in April to the holding company.

Life insurance net operating income was $30 million, compared with $6 million in the prior quarter and $57 million in the prior year. Results in the quarter included less favorable term mortality versus the prior quarter driven by slightly higher severity of claims. Results in the current quarter reflected higher mortality which was $9 million less favorable than the prior year although still in line with pricing expectations. Prior quarter results included a $41 million after-tax net loss on the life block sales transaction and $13 million of favorable interest expense associated with an adjustment related to the tax matters agreement with our former parent. Prior year results included an $11 million after-tax gain from the selective repurchase of notes secured by non-recourse funding obligations and $7 million of investment income from bond calls and limited partnerships. Sales were up $4 million versus the prior quarter and $3 million versus the prior year. As part of the company’s strategy to actively manage new business volume for improved profitability and statutory earnings, sales of its 15 year and 30 year term universal life insurance products were suspended in April and June of 2012, respectively. The company continues to utilize reinsurance in life insurance as part of its capital optimization strategies.

Long term care net operating income was $14 million, compared with $35 million in the prior quarter and $18 million in the prior year. The reported loss ratio in the quarter increased eight points from the prior quarter and

[5]	Assets under management represent account values, net of reinsurance, and managed third-party assets.
[6]	Company estimate for the second quarter of 2012, due to timing of the filing of statutory statements.

four points over the prior year to 74 percent. Lower claim termination rates, higher new claim severity and modestly higher new claim counts all negatively impacted the quarter. We expect variations to continue quarter to quarter. Results in the current quarter also included a $3 million unfavorable impact versus the prior quarter and an $8 million favorable impact versus the prior year from the most recent premium rate increase on older issued policies. Results in the prior quarter included a $10 million favorable actuarial reserve adjustment as part of a multi-stage system conversion. Individual long term care sales increased to $53 million during the quarter from normal seasonal increases and accelerated sales as additional states transitioned to the latest product offering. The company continues to utilize reinsurance in long term care insurance as part of its capital optimization strategies.

Effective July, the company introduced changes to its individual long term care product to strengthen profitability and reduce risk. Certain lifetime benefits coverages and limited pay options will no longer be available, underwriting was further tightened, first year commissions were lowered and certain discounts were reduced or eliminated effectively increasing average pricing by more than 20 percent on the products impacted. In addition, the company began filing a new product scheduled for early 2013 release, which will include several transformational concepts such as gender distinct pricing for single applicants and blood and lab underwriting requirements for all applicants. As of July 27, 2012, the new product has been filed in 38 states and has received approval from seven states. There may be temporary increases in long term care insurance sales levels of the current product before it is replaced by the new product.

The previously announced premium rate increase of approximately 18 percent on the majority of older issued policies has been substantially implemented. As of June 30, 2012, the company had received approvals for price increases in 45 states, representing approximately 80 percent of the targeted premiums. In the third quarter of 2012, the company plans to request another round of long term care in force premium rate increases with the goal of achieving an average premium increase in excess of 50 percent on the older generation policies and an average premium increase in excess of 25 percent on an earlier series of new generation policies over the next five years. Subject to regulatory approval, this premium rate increase would generate approximately $200 to $300 million of additional annual premiums when fully implemented. The goal of these premium rate increases is to mitigate losses on the older generation and, on the earlier series of the newer generation which has generated positive operating earnings to date, help offset lower than priced-for returns due to lower interest rates, unfavorable business mix and lower lapse rates than expected.

Fixed annuities net operating income was $20 million, compared with $23 million in the prior quarter and $25 million in the prior year. Results in the prior quarter reflected a release of a $3 million expense accrual related to state guarantee fund assessments. The results for the quarter were down from the prior year driven by more unfavorable mortality in the current quarter. Sales in the quarter totaled $336 million and were flat sequentially as the company continues to maintain spreads through both asset portfolio management and crediting rate strategies to meet or exceed targeted returns in the low interest rate environment.

International Protection Segment

Highlights

•

Reported net operating income was $3 million, compared with $5 million in the prior quarter and $25 million in the prior year. Results in the prior quarter were impacted by an unfavorable premium tax adjustment related to a tax court ruling and lower tax benefits.

•

The reported loss ratio increased one point from the prior quarter and eight points from the prior year to 24 percent and the underwriting margin[7] decreased six points from the prior year and one point from prior quarter to 13 percent. Improvements seen in certain markets were more than offset by profit sharing in those markets, lower premiums and an increase in reserves in certain Southern European markets where the unemployment rate continues to rise and profit sharing is lower.

•	The regulatory capital ratio decreased three points to 357 percent[6], well in excess of regulatory requirements.

International Protection earnings decreased $2 million sequentially and $22 million from the prior year from slowing sales and higher claims in contracts with lower profit sharing, which more than offset lower operating expenses. In light of the continued slow consumer lending environment in Europe, additional actions have been taken to reduce expenses and mitigate these impacts. Despite the continued challenging lending environment, sales increased 10 percent8 versus the prior quarter, but decreased four percent8 versus the prior year as Northern Europe performed stronger than Southern Europe. New claim registrations in Europe decreased eight percent versus the prior quarter and were flat versus the prior year. At quarter end, the lifestyle protection business had a regulatory capital ratio of approximately 357 percent6.

Wealth Management Segment

Highlights

•	Net operating income was $12 million, compared with $12 million in the prior quarter and $13 million in the prior year.

•

In July 2012, the company announced it expanded its investment platform for independent financial advisors in response to the current market environment and investor needs by adding eight new strategies to address challenges faced by financial advisors and their clients.

•

On April 2, 2012, the company completed the sale of its tax and accounting financial advisors unit, GFIS, to Cetera Financial. The company recognized a realized gain of $15 million related to the sale in the second quarter of 2012 which has been included in net income but not in net operating income.

[7]	See “Definition of Selected Operating Performance Measures” for definition of underwriting margin.
[8]	Percent change excludes the impact of foreign exchange.

Wealth Management net operating income was $12 million, compared with $12 million in the prior quarter and $13 million in the prior year. Net operating income in the prior quarter and prior year were approximately $2 million for GFIS. Assets under management (AUM) decreased approximately $3.4 billion sequentially to $22.3 billion reflecting a $2.8 billion decline related to the sale of GFIS. In addition, challenging market conditions impacted AUM by $348 million. Net flows for the quarter were negative $245 million, primarily related to prior year relative investment performance. Margins9 as a percentage of average AUM increased seven percent from the prior year, primarily from growth from the 2010 acquisition of the Altegris companies. As of the end of the quarter, total advisors with assets on the platform were 6,430.

Global Mortgage Insurance Division

Global Mortgage Insurance Division had net operating income of $51 million, compared with a net operating loss of $36 million in the prior quarter and a net operating loss of $177 million a year ago, benefitting sequentially from improved loss ratios across U.S. MI, Australia and Canada.

Global Mortgage Insurance Division

Net Operating Income (Loss)

(Amounts in millions)	Q2 12	Q1 12	Q2 11
International Mortgage Insurance
Canada	$41	$37	$28
Australia	44	(21)	54
Other Countries	(9)	(9)	(4)

Total International Mortgage Insurance	76	7	78
U.S. Mortgage Insurance	(25)	(43)	(255)

Total Global Mortgage Insurance	$51	$(36)	$(177)

[9]

Calculated as pre-tax income as a percentage of average AUM annualized to determine the current full year impact, excluding the impacts of GFIS. Average AUM for June 30, 2012 and 2011 excludes $2.8 billion and $2.7 billion, respectively, related to GFIS. Pre-tax income for June 30, 2012 and 2011 excludes $38 million and $3 million, respectively, related to GFIS.

Sales

(Amounts in billions)	Q2 12	Q1 12	Q2 11
International Mortgage Insurance
Flow
Canada	$5.7	$3.5	$6.4
Australia	8.2	7.7	6.7
Other Countries	0.5	0.3	0.6
Bulk
Canada	13.1	0.5	1.5
Australia	0.3	0.3	2.3
Other Countries	—	—	0.3
U.S. Mortgage Insurance
Primary Flow	3.6	3.0	1.9
Primary Bulk	—	—	—

International Mortgage Insurance Segment

Highlights

•	Reported International Mortgage Insurance segment operating earnings were $76 million, compared with $7 million in the prior quarter and $78 million a year ago.

•

Canada operating earnings of $41 million were up from $37 million in the prior quarter and $28 million in the prior year. Prior year earnings included a $12 million negative tax adjustment associated with an increase in the effective tax rate resulting from the anticipated restructuring of the government guarantee fund. The loss ratio was 32 percent, down six points sequentially and down one point year over year.

•

Australia operating earnings of $44 million were down from $54 million in the prior year from higher incurred losses. Results in the current quarter improved from a net operating loss of $21 million in the prior quarter as paid claims were in line with the first quarter reserve strengthening expectations. The loss ratio in the current quarter was 54 percent.

•	Other Countries had a net operating loss of $9 million, in line with the prior quarter.

•

In Canada, flow new insurance written (NIW) was up 63 percent[8] sequentially from seasonal variation and down nine percent[8] year over year from a smaller origination market. In addition, the company completed several bulk transactions, consisting of low loan-to-value prime loans, of approximately $13.1 billion reflecting its selective participation in this market.

•	In Australia, flow NIW was up eight percent[8] sequentially and up 24 percent[8] year over year as the current year origination market was larger primarily from refinancing activity.

•	The Canadian and Australian businesses continue to maintain sound capital positions.

Canada operating earnings of $41 million were up from $37 million in the prior quarter and $28 million in the prior year. Prior year earnings included a $12 million negative tax adjustment associated with an increase in the effective tax rate resulting from the anticipated restructuring of the government guarantee fund. The loss ratio in the quarter was 32 percent, down from 38 percent in the prior quarter and down from 33 percent in the prior year from continued improvement in Alberta. The lower losses in the current quarter were partially offset by lower earned premiums from the maturing of the larger 2007 and 2008 books of business. Flow NIW was up 63 percent8 sequentially from seasonal variation and down nine percent8 year over year from a smaller origination market. In addition, the company completed several bulk transactions, consisting of low loan-to-value prime loans, of approximately $13.1 billion reflecting its selective participation in this market. At quarter end, the Canada mortgage insurance business had a regulatory capital ratio of 160 percent6, well in excess of regulatory requirements. GAAP book value was $2.7 billion, of which $1.6 billion represented Genworth’s 57.5 percent ownership interest.

Australia reported net operating income of $44 million versus reported operating earnings of $54 million in the prior year and a net operating loss of $21 million in the prior quarter. Paid claims were higher in the current quarter, but in line with the first quarter reserve strengthening expectations. The loss ratio in the quarter was 54 percent, down 100 points sequentially and up six points from the prior year. Overall, delinquencies were down four percent from the prior quarter. Flow NIW was up eight percent8 sequentially and up 24 percent8 year over year as the current year origination market was larger primarily from refinancing activity. At quarter end, the Australia mortgage insurance business had a regulatory capital ratio of 161 percent6, well in excess of regulatory requirements. Consistent with the company’s capital management plan of obtaining external reinsurance to replace internal reinsurance, effective in July 2012, the company terminated a reinsurance agreement with an affiliate, which will lower the capital ratio by approximately 25 to 28 points but remain in compliance with regulatory requirements. The GAAP book value was $2.2 billion as of the end of the quarter.

Other countries net operating loss of $9 million was flat sequentially but increased $5 million from the prior year driven by an increase in losses in Europe.

U.S. Mortgage Insurance Segment

Highlights

•

U.S. MI net operating loss improved to $25 million, compared with net operating losses of $43 million in the prior quarter and $255 million in the prior year. Results in the current quarter included a $12 million after-tax favorable impact from the termination of an external reinsurance contract.

•

Total flow delinquencies of 71,878 decreased six percent sequentially and 15 percent from the prior year. New flow delinquencies declined approximately seven percent from the prior quarter and approximately 21 percent from the prior year.

•

Loss mitigation savings were $162 million in the current quarter and $320 million through the second quarter of 2012, exceeding the low end of the previously announced full year loss mitigation savings target of $300 to $400 million.

•	Flow NIW increased 20 percent over the prior quarter to $3.6 billion reflecting an increase in overall private mortgage insurance penetration and a larger origination market.

•	The combined risk-to-capital ratio as of June 30, 2012 is estimated at 29.5:1[6].

U.S. MI net operating loss improved to $25 million, compared with net operating losses of $43 million in the prior quarter and $255 million in the prior year. The improvement over the prior quarter reflects a decrease in new delinquency development and effective loss mitigation programs partially offset by modest changes in aging of existing delinquencies and lower cure activity. Results in the current quarter included a $12 million after-tax favorable impact from the termination of an external reinsurance contract.

Total flow delinquencies decreased six percent sequentially and 15 percent versus the prior year. New flow delinquencies declined approximately seven percent from the prior quarter and approximately 21 percent from the prior year, reflecting the continuing burn through of delinquencies from the 2005 to 2008 book years. The flow average reserve per delinquency was $30,600, flat to the prior quarter.

Total losses decreased $23 million from the prior quarter driven by continued improvement in new delinquencies partially offset by modest changes in aging. Sequentially, paid claims decreased slightly. Paid claims increased 37 percent from the prior year, driven by higher claim counts and a reduction in captive benefits partially offset by a reduction in severity from claims mitigation.

Loss mitigation savings were $162 million in the quarter, up three percent from the prior quarter, as an increase in claims mitigation was partially offset by an overall decline in workouts as the delinquency inventory declines and ages.

Flow NIW increased 20 percent over the prior quarter to $3.6 billion reflecting an increase in overall private mortgage insurance penetration and a larger origination market. Overall private mortgage insurance market penetration was up approximately one point versus the prior quarter and up approximately two points year over year. The company’s market share decreased slightly from the first quarter to an estimated 13 percent. Flow persistency was 82 percent. During the quarter, the company announced reduced pricing and expanded underwriting guidelines that will increase our competitiveness in the market while still meeting return thresholds. In addition, the Home Affordable Refinance Program (HARP) accounted for about $2.3 billion of insurance that is treated as a modification of the coverage on existing insurance in force rather than NIW.

The combined U.S. MI statutory risk-to-capital ratio is estimated at 29.5:16 at the end of the second quarter with the risk-to-capital ratio for Genworth Mortgage Insurance Corporation (GEMICO), the company’s primary mortgage insurance company, estimated at 34.3:16. GEMICO currently maintains waivers or other authorizations from 44 states that permit the company to continue writing new business while its risk-to-capital ratio exceeds 25.0:1. Additionally, the company has separately capitalized and licensed legal entities to write new business for states where waivers are not in place, subject to the approval of applicable regulators and the

GSEs (government sponsored entities) approval. Currently, new business in five states is being written out of Genworth Residential Mortgage Assurance Corporation (GRMAC), a subsidiary of GEMICO. Subsequent to the end of the quarter, the North Carolina Department of Insurance granted GEMICO an 18 month extension of the revocable waiver of compliance with its risk-to-capital requirement through July 31, 2014.

Corporate and Runoff Division

Corporate and Runoff Division net operating loss was $50 million, compared with $14 million in the prior quarter and $74 million in the prior year.

Corporate and Runoff Division

Net Operating Income (Loss)

(Amounts in millions)	Q2 12	Q1 12	Q2 11
Runoff	$(6)	$35	$18
Corporate and Other	(44)	(49)	(92)

Total Corporate and Runoff	$(50)	$(14)	$(74)

Assets Under Management5

(Amounts in millions)	Q2 12	Q1 12	Q2 11
Variable Annuities	$8,225	$8,522	$8,932
Guaranteed Investment Contracts, Funding Agreements Backing Notes and Funding Agreements	2,221	2,594	3,043

Total Runoff	$10,446	$11,116	$11,975

Runoff Segment

The Runoff segment’s net operating loss was $6 million, compared with net operating income of $35 million in the prior quarter and $18 million in the prior year. Results in the current quarter reflected lower tax benefits compared to the prior quarter and prior year of $15 million and $14 million, respectively. Excluding the lower tax benefits for the segment, earnings were lower by $26 million versus the prior quarter and $10 million versus the prior year primarily from unfavorable equity market and interest rate conditions impacting the variable annuity business.

Corporate and Other

Corporate and Other’s net operating loss was $44 million, compared with $49 million in the prior quarter and $92 million in the prior year. Results in the prior year reflected higher taxes. On a pre-tax operating basis, the loss increased modestly year over year.

Investment Portfolio Performance

Investment income increased modestly, with net investment income of $846 million, compared to $832 million in the first quarter. The core yield2 increased sequentially to approximately 4.7 percent from approximately 4.6 percent primarily from improved limited partnership performance.

Net income in the quarter included $19 million of net investment losses, net of tax and deferred acquisition cost amortization of $3 million.

Net unrealized investment gains were $2.0 billion, net of tax and other items, as of June 30, 2012, compared with $264 million as of June 30, 2011 and $1.3 billion as of March 31, 2012. The fixed maturity securities portfolio had gross unrealized investment gains of $5.9 billion compared with $2.5 billion as of June 30, 2011 and gross unrealized investment losses of $1.0 billion compared with $1.3 billion as of June 30, 2011.

Holding Company

Genworth’s holding company ended the quarter with approximately $1.2 billion of cash and highly liquid securities, down approximately $250 million sequentially from the debt maturity of $222 million in June and approximately $110 million of debt interest payments, partially offset by dividends and sale proceeds, including taxes paid to the holding company of $193 million that included $100 million from the Medicare supplement sale and $73 million from the GFIS sale proceeds. The holding company targets maintaining cash balances of at least two times its annual debt service expense. The holding company has no debt maturities until June 2014.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a leading Fortune 500 insurance holding company dedicated to helping people secure their financial lives, families and futures. Genworth has leadership positions in offerings that assist consumers in protecting themselves, investing for the future and planning for retirement — including life insurance, long term care insurance, financial protection coverages, and independent advisor-based wealth management — and mortgage insurance that helps consumers achieve home ownership while assisting lenders in managing their risk and capital.

Genworth has approximately 6,500 employees and operates through three divisions: Insurance and Wealth Management, which includes U.S. Life Insurance, Wealth Management and International Protection segments; Global Mortgage Insurance, which includes U.S. and International Mortgage Insurance segments; and the Corporate and Runoff division. Its products and services are offered through financial intermediaries, advisors, independent distributors and sales specialists. Genworth Financial, Inc., which traces its roots back to 1871, became a public company in 2004 and is headquartered in Richmond, Virginia. For more information, visit

genworth.com. From time to time, Genworth Financial, Inc. releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com.

Conference Call and Financial Supplement Information

This press release and the second quarter 2012 financial supplement are now posted on the company’s website. Additional information regarding long term care insurance, Australia and U.S. mortgage insurance will be available on the company’s website, http://investor.genworth.com, on August 1, 2012 by 8:00 a.m. (ET). Investors are encouraged to review all of these materials.

Genworth will conduct a conference call on August 1, 2012 at 9:00 a.m. (ET) to discuss the quarter’s results. The conference call will be accessible via telephone and the Internet. The dial-in number for the conference call is 866 393.0571 or 206 453.2872 (outside the U.S.). To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

Replays of the call will be available through August 15, 2012 at 855 859.2056 or 404 537.3406 (outside the U.S.); the conference ID # for the call is # 93880541. The webcast will also be archived on the company’s website.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating income (loss).” The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss) available to Genworth Financial, Inc.’s common stockholders. The company defines net operating income (loss) available to Genworth Financial, Inc.’s common stockholders as income (loss) from continuing operations excluding net income attributable to noncontrolling interests, after-tax net investment gains (losses) and other adjustments and infrequent or unusual non-operating items. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Infrequent or unusual non-operating items are also excluded from net operating income (loss) available to Genworth Financial, Inc.’s common stockholders if, in the company’s opinion, they are not indicative of overall operating trends. While some of these items may be significant components of net income (loss) available to Genworth Financial, Inc.’s common stockholders in accordance with GAAP, the company believes that net operating income (loss) available to Genworth Financial, Inc.’s common stockholders and measures that are derived from or incorporate net operating income (loss) available to Genworth Financial, Inc.’s common stockholders, including net operating income (loss) available to Genworth Financial, Inc.’s common stockholders per common share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. However, net operating income (loss) available to Genworth Financial, Inc.’s common stockholders and net operating income (loss) available to Genworth Financial, Inc.’s common stockholders per common share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth Financial, Inc.’s common stockholders or net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of net operating income (loss) available to Genworth Financial, Inc.’s common stockholders may differ from the definitions used by other companies. There were no infrequent or unusual non-operating items excluded from net operating income (loss) available to Genworth Financial, Inc.’s common stockholders during the periods presented other than a $15 million after-tax gain related to the sale of our tax and accounting financial advisor unit in the second quarter of 2012. The tables at the end of this press release reflect net operating income (loss) as determined in accordance with accounting guidance related to segment reporting and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income available to Genworth Financial, Inc.’s common stockholders for the three months ended June 30, 2012 and 2011.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for those items that are not recurring in nature. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield as defined by the company should not be viewed as a substitute for GAAP investment yield. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of core yield to reported GAAP yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales,” “assets under management” and “insurance in force” or “risk in force” which are commonly used in the insurance and investment industries as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new and renewal business generated in a period. Sales refer to: (1) annualized first-year premiums for term life and long term care insurance; (2) annualized first-year deposits plus five percent of excess deposits for universal and term universal life insurance products; (3) 10 percent of premium deposits for linked-benefits products; (4) new and additional premiums/deposits for fixed annuities; (5) gross flows and net flows, which represent gross flows less redemptions, for the wealth management business; (6) written premiums and deposits, gross of ceded reinsurance and cancellations, and premium equivalents, where the company earns a fee for administrative services only business, for the lifestyle protection insurance business; and (7) new insurance written for mortgage insurance. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, premium equivalents, new premiums/deposits, gross and net flows, written premiums and new insurance written to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period.

This press release also includes the metric entitled “underwriting margin” related to the lifestyle protection business. The company defines underwriting margin as underwriting profit divided by net earned premiums. Underwriting profit is defined as premiums less benefits and other changes in reserves, commissions (which include amortization of deferred acquisition costs) and profit share expenses. Management believes that this analysis of underwriting margin enhances the understanding of the lifestyle protection business.

Management regularly monitors and reports assets under management for the wealth management business, insurance in force and risk in force. Assets under management for the wealth management business represent third-party assets under management that are not consolidated in the company’s financial statements. Insurance in force for the life, international mortgage and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. For the risk in force in the international mortgage insurance business, the company has computed an “effective” risk in force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Effective risk in force has been calculated by applying to insurance in force a factor of 35 percent that represents the highest expected average per-claim payment for any one underwriting year over the life of the company’s businesses in Canada and Australia. Risk in force for the U.S. mortgage insurance business is the obligation that is limited under contractual terms to the amounts less than 100 percent of the mortgage loan value. The company considers assets under management for the wealth management business, insurance in force and risk in force to be a measure of the company’s operating performance because they represent a measure of the size of the business at a specific date which will generate revenues and profits in a future period, rather than a measure of the company’s revenues or profitability during that period.

This press release also includes information related to loss mitigation activities for the U.S. mortgage insurance business. The company defines loss mitigation activities as rescissions, cancellations, borrower loan modifications, repayment plans, lender- and borrower-titled presales, claims administration and other loan workouts. Estimated savings related to rescissions are the reduction in carried loss reserves, net of premium refunds and reinstatement of prior rescissions. Estimated savings related to loan modifications and other cure related loss mitigation actions represent the reduction in carried loss reserves. For non-cure related actions, including presales, the estimated savings represent the difference between the full claim obligation and the actual amount paid. The company believes that this information helps to enhance the understanding of the operating performance of the U.S. mortgage insurance business as loss mitigation activities specifically impact current and future loss reserves and level of claim payments.

These operating measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the following:

•

Risks relating to the company’s businesses, including downturns and volatility in global economies and equity and credit markets; downgrades or potential downgrades in the company’s financial strength or credit ratings; interest rate fluctuations and levels; adverse capital and credit market conditions; the impact on the potential extension, replacement or refinancing of the company’s credit facilities; the valuation of fixed maturity, equity and trading securities; defaults, downgrades or other events impacting the value of the company’s fixed maturity securities portfolio; defaults on the company’s commercial mortgage loans or the mortgage loans underlying the company’s investments in commercial mortgage-backed securities and volatility in performance; goodwill impairments; defaults by counterparties to reinsurance arrangements or derivative instruments; an adverse change in risk based capital and other regulatory requirements; insufficiency of reserves; legal constraints on dividend distributions by the company’s subsidiaries; competition; availability, affordability and adequacy of reinsurance; loss of key distribution partners; regulatory restrictions on the company’s operations and changes in applicable laws and regulations; legal or regulatory investigations or actions; the failure of or any compromise of the security of the company’s computer systems; the occurrence of natural or man-made disasters or a pandemic; the effect of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act; changes in the accounting standards issued by the Financial Accounting

Standards Board or other standard-setting bodies; impairments of or valuation allowances against the company’s deferred tax assets; changes in expected morbidity and mortality rate; accelerated amortization of deferred acquisition costs and present value of future profits; reputational risks as a result of rate increases on certain in force long term care insurance products; medical advances, such as genetic research and diagnostic imaging, and related legislation; unexpected changes in persistency rates; ability to continue to implement actions to mitigate the impact of statutory reserve requirements; the failure of demand for long term care insurance to increase; political and economic instability or changes in government policies; foreign exchange rate fluctuations; unexpected changes in unemployment rates; unexpected increases in mortgage insurance default rates or severity of defaults; the significant portion of high loan to value insured international mortgage loans which generally result in more and larger claims than lower loan-to-value ratios; competition with government owned and government sponsored enterprises offering mortgage insurance; changes in international regulations reducing demand for mortgage insurance; increases in mortgage insurance default rates; failure to meet, or have waived to the extent needed, the minimum statutory capital requirements and hazardous financial condition standards; uncertain results of continued investigations of insured U.S. mortgage loans; possible rescissions of coverage and the results of objections to the company’s rescissions; the extent to which loan modifications and other similar programs may provide benefits to the company; unexpected changes in unemployment and underemployment rates in the United States; further deterioration in economic conditions or a further decline in home prices in the United States; problems associated with foreclosure process defects in the United States that may defer claim payments; changes to the role or structure of Federal National Mortgage Association (Fannie Mae) and Federal Home Loan Mortgage Corporation (Freddie Mac); competition with government owned and government sponsored enterprises offering U.S. mortgage insurance; changes in regulations that affect the U.S. mortgage insurance business; the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors; decreases in the volume of high loan to value mortgage originations or increases in mortgage insurance cancellations in the United States; increases in the use of alternatives to private mortgage insurance in the United States and reductions by lenders in the level of coverage they select; the impact of the use of reinsurance with reinsurance companies affiliated with U.S. mortgage lending customers; legal actions under the Real Estate Settlement Procedures Act of 1974; and potential liabilities in connection with the company’s U.S. contract underwriting services;

•

Other risks, including the risk that adverse market or other conditions might further delay or impede the planned IPO of the company’s mortgage insurance business in Australia; the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if the company’s corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control; and provisions of the company’s certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	Risks relating to the company’s common stock, including the suspension of dividends and stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Georgette Nicholas, 804 662.2248

georgette.nicholas@genworth.com

Media:	Al Orendorff, 804 662.2534

alfred.orendorff@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended
	June 30,
	2012	2011
Revenues:
Premiums	$1,302	$1,455
Net investment income	846	881
Net investment gains (losses)	(34)	(40)
Insurance and investment product fees and other	409	359

Total revenues	2,523	2,655

Benefits and expenses:
Benefits and other changes in policy reserves	1,382	1,679
Interest credited	194	204
Acquisition and operating expenses, net of deferrals	502	581
Amortization of deferred acquisition costs and intangibles	148	162
Interest expense	131	134

Total benefits and expenses	2,357	2,760

Income (loss) before income taxes	166	(105)
Provision (benefit) for income taxes	57	(5)

Net income (loss)	109	(100)
Less: net income attributable to noncontrolling interests	33	36

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$76	$(136)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.16	$(0.28)

Diluted	$0.16	$(0.28)

Weighted-average common shares outstanding:
Basic	491.5	490.6

Diluted	493.9	490.6

Reconciliation of Net Operating Income (Loss) to Net Income (Loss)

(Amounts in millions, except per share amounts)

	Three months ended
	June 30,
	2012	2011
Net operating income (loss):
Insurance and Wealth Management Division
U.S. Life Insurance segment
Life Insurance	$30	$57
Long Term Care	14	18
Fixed Annuities	20	25

Total U.S. Life Insurance segment	64	100
International Protection segment	3	25
Wealth Management segment	12	13

Total Insurance and Wealth Management Division	79	138

Global Mortgage Insurance Division
International Mortgage Insurance segment
Canada	41	28
Australia	44	54
Other Countries	(9)	(4)

Total International Mortgage Insurance segment	76	78
U.S. Mortgage Insurance segment	(25)	(255)

Total Global Mortgage Insurance Division	51	(177)

Corporate and Runoff Division
Runoff segment	(6)	18
Corporate and Other	(44)	(92)

Total Corporate and Runoff Division	(50)	(74)

Net operating income (loss)	80	(113)
Adjustment to net operating income (loss):
Net investment gains (losses), net of taxes and other adjustments	(19)	(23)
Gain on sale of business, net of taxes	15	—

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	76	(136)
Add: net income attributable to noncontrolling interests	33	36

Net income (loss)	$109	$(100)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.16	$(0.28)

Diluted	$0.16	$(0.28)

Net operating income (loss) per common share:
Basic	$0.16	$(0.23)

Diluted	$0.16	$(0.23)

Weighted-average common shares outstanding:
Basic	491.5	490.6

Diluted	493.9	490.6

Condensed Consolidated Balance Sheets

(Amounts in millions)

	June 30,	December 31,
	2012	2011
Assets
Cash, cash equivalents and invested assets	$77,527	$77,083
Deferred acquisition costs	5,023	5,193
Intangible assets	519	580
Goodwill	1,218	1,253
Reinsurance recoverable	17,177	16,998
Deferred tax and other assets	1,039	958
Separate account assets	10,033	10,122

Total assets	$112,536	$112,187

Liabilities and stockholders’ equity
Liabilities:
Future policy benefits	$32,825	$32,175
Policyholder account balances	26,160	26,345
Liability for policy and contract claims	7,552	7,620
Unearned premiums	4,156	4,223
Deferred tax and other liabilities	7,006	7,146
Borrowings related to securitization entities	375	396
Non-recourse funding obligations	2,598	3,256
Long-term borrowings	4,865	4,726
Separate account liabilities	10,033	10,122

Total liabilities	95,570	96,009

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	12,156	12,136

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	2,132	1,617
Net unrealized gains (losses) on other-than-temporarily impaired securities	(116)	(132)

Net unrealized investment gains (losses)	2,016	1,485

Derivatives qualifying as hedges	2,087	2,009
Foreign currency translation and other adjustments	550	553

Total accumulated other comprehensive income (loss)	4,653	4,047
Retained earnings	1,707	1,584
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	15,817	15,068
Noncontrolling interests	1,149	1,110

Total stockholders’ equity	16,966	16,178

Total liabilities and stockholders’ equity	$112,536	$112,187

Impact of Foreign Exchange on Operating Results10

Three months ended June 30, 2012

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[11]
International Protection:
Sales	(11)%	(4)%
Sales (2Q12 vs. 1Q12)	10%	10%

Canada Mortgage Insurance (MI):
Flow new insurance written	(11)%	(9)%
Flow new insurance written (2Q12 vs. 1Q12)	63%	63%

Australia MI:
Flow new insurance written	22%	24%
Flow new insurance written (2Q12 vs. 1Q12)	6%	8%

[10]	All percentages are comparing the second quarter of 2012 to the second quarter of 2011 unless otherwise stated.
[11]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Core Yield to Reported Yield

For the three
months ended
June 30,
2012
(Assets - amounts in billions)
Reported Total Invested Assets and Cash	$76.9
Subtract:
Securities lending	0.2
Unrealized gains (losses)	6.4
Derivative counterparty collateral	1.2

Adjusted end of period invested assets	$69.1

Average Invested Assets Used in Reported Yield Calculation	$69.4
Subtract:
Restricted commercial mortgage loans and other invested assets related to securitization entities[12]	0.3

Average Invested Assets Used in Core Yield Calculation	$69.1

(Income - amounts in millions)
Reported Net Investment Income	$846
Subtract:
Bond calls and commercial mortgage loan prepayments	4
Reinsurance[13]	24
Other non-core items[14]	8
Restricted commercial mortgage loans and other invested assets related to securitization entities[12]	5

Core Net Investment Income	$805

Reported Yield	4.88%

Core Yield	4.66%

[12]	Represents the incremental assets and investment income related to restricted commercial mortgage loans and other invested assets.
[13]	Represents imputed investment income related to reinsurance agreements in the lifestyle protection insurance business.
[14]	Includes mark-to-market adjustment on assets supporting executive deferred compensation and various other immaterial items.